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                 July 7, 2022

       Gerald Bernstein
       Chief Executive Officer
       Siyata Mobile Inc.
       1001 Lenoir Street, Suite A-414
       Montreal, Quebec, Canada, H4C 2Z6

                                                        Re: Siyata Mobile Inc.
                                                            Registration
Statement on Form F-3
                                                            Filed July 1, 2022
                                                            File No. 333-265998

       Dear Mr. Bernstein:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Mitchell Austin, Staff Attorney, at (202) 551-3574 or, in his absence, Jan
       Woo, Legal Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Ross David Carmel, Esq.